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EXHIBIT 23.1


CONSENT OF PRICE WATERHOUSE LLP


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-42579 and 333-53127) of RealNetworks, Inc. and subsidiaries of our report dated March 20, 1998 relating to the financial statements of Vivo Software, Inc., which appear in Amendment No. 1 to the Current Report on Form 8-K/A of RealNetworks, Inc. and subsidiaries dated March 24, 1998.


/s/ Price Waterhouse LLP


Boston, Massachusetts
June 1, 1998